As filed with the Securities and Exchange Commission on July 30, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

trivago N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
Kesselstraße 5 - 7
40221 Düsseldorf
Federal Republic of Germany
+49-211-3876841302
(Address, including zip code, of registrant’s principal executive offices)

TRIVAGO N.V. 2016 OMNIBUS INCENTIVE PLAN (Full title of the plans)
Cogency Global Inc.
10 East 40th Street, 10th floor
New York, NY 10016
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

trivago N.V. Kesselstraße 5 - 7 40221 Düsseldorf Federal Republic of Germany Attn: Legal Department +49-211-3876841302

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                                 Accelerated filer ☒
Non-accelerated filer ☐                                 Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum aggregate offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee(4)
Class A shares, nominal value of €0.06 per share, underlying American depositary shares ("ADSs")(1)	24,924,689(3)	$2.92	$72,780,092	$7,941
(1)    Each ADS represents one Class A share. ADSs issuable upon deposit of the Class A shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-214914).
(2)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover such indeterminate number of additional shares as may become issuable under the plan in connection with variations in share capital, demergers, special dividends or distributions or similar transactions.
(3)    Represents additional shares of the Registrant’s Class A shares reserved for issuance under the Registrant’s 2016 Omnibus Incentive Plan (the “2016 Omnibus Incentive Plan”) pursuant to the amended provisions of the 2016 Omnibus Incentive Plan.
(4)    Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on July 23, 2021. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting the registration fee due under this registration statement by $ 7,968, with $ 62,018 remaining to be applied to future filings, which represents the amount presently available to offset from previously paid filing fees under Registration Statement on Form F-3 (File No. 333-224151), filed by the Registrant on April 5, 2018, for shares not sold under such prior registration statement at the time of its expiration.

Explanatory note
Pursuant to General Instruction E of Form S-8, trivago N.V. (the “Registrant”) is filing this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) to register additional shares of the same class as registered under the Registrant’s effective Registration Statement on Form S-8, File No. 333-215164, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on December 19, 2016 (the “Earlier Registration Statement”). The contents of the Earlier Registration Statement are hereby incorporated by reference, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement. In accordance with the instructional note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

Part II
Information required in the registration statement
Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant has filed by the Registrant with Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

a.the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Commission on March 5, 2021;

b.the Registrant’s Reports of Foreign Issuer on Form 6-K filed with the SEC on May 3, 2021 and July 29, 2021 (but only to the extent expressed therein to be incorporated by reference into a then-effective registration statement of the Registrant); and

c.the description of the Registrant’s Class A shares and American Depositary Shares, incorporated by reference to Exhibit 2.6 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Commission on March 5, 2021, together with any amendment thereto filed with the Commission for the purpose of updating such description

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, and any Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of directors and officers.

Members of the Registrant’s management and supervisory boards have the benefit of the following indemnification provisions in its articles of association:

Current and former management and supervisory board members shall be reimbursed for:

a.the reasonable costs of conducting a defense against a claim based on acts or failures to act in the exercise of their statutory duties or any other duties currently or previously performed by them at the Registrant’s request;

b.any damages, fines or other financial losses incurred by them as a result of an act or failure to act as referred to under (a); and

c.any expense reasonably paid or incurred by them in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that:

a.a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterized as willful, intentionally reckless or seriously culpable conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness;

b.the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss (or indicated to do so); or

c.in relation to proceedings brought by a former management and supervisory board member against us, except for proceedings brought to enforce indemnification to which he is entitled pursuant to the articles of association or an agreement between him and us which has been approved by the management board.

If and to the extent that it has been established by a Dutch court or, in the event of arbitration, an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he or she shall immediately repay the amount reimbursed by the Registrant.

The Registrant has also entered into indemnification agreements with members of its management board and its supervisory board.

Item 8. Exhibits
The following documents are filed as part of this registration statement:

		Incorporated by reference			Filed herewith
		Form	Exhibit	Filing Date

3.1	English translation of Form of Articles of Association of trivago N.V.	F-1	3.3	11/14/2016

4.1	Amended and Restated trivago N.V. 2016 Omnibus Incentive Plan.	20-F	4.5	3/5/2021

5.1	Opinion of NautaDutilh N.V., counsel of the Registrant, as to the validity of the Class A shares.				#

23.1	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.				#

23.2	Consent of NautaDutilh N.V., counsel of the Registrant (included in Exhibit 5.1).				#

24.1	Powers of attorney (included on signature page to the registration statement).				#

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Düsseldorf, the Federal Republic of Germany, on July 30, 2021.

trivago N.V.

By:	/s/ Axel Hefer
Axel Hefer
Chief Executive Officer, Managing Director

By:	/s/ Matthias Tillmann
Matthias Tillmann
Chief Financial Officer, Managing Director

By:	/s/ James Carter
James Carter
Chief Product and Technology Officer, Managing Director

Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Axel Hefer and Matthias Tillmann, severally and individually, and each of them (with full power to each of them to act alone) his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on July 30, 2021 in the capacities indicated:

Name	Title

/s/ Axel Hefer
Axel Hefer	Managing Director (principal executive officer)
/s/ Matthias Tillmann
Matthias Tillmann	Managing Director (principal financial and accounting officer)
/s/ James Carter
James Carter	Managing Director

Signature of Authorized Representative in the United States

Cogency Global Inc.

By:	/s/ Colleen A. Devries
	Name:	Colleen A. Devries
	Title:	SVP on behalf of Cogency Global Inc.